Letterhead of CHAIFETZ & SCHREIBER, P.C. To the Board of Directors Adar Alternative Two, Inc. 2503 W. Gardner Ct. Tampa, FL 33611 RE: Consent to include audit report in Form S-4 Gentlemen: We consent to the inclusion of our Independent Auditors' Report dated May 10, 2001, with respect to the financial statements of Xfone, Inc. and subsidiary (including predecessor company) for the years ended December 31, 2000 and 1999, in the upcoming filing of Form S-4 for Adar Alternative Two, Inc. Yours truly, /s/ Chaifetz & Schreiber, P.C. CHAIFETZ & SCHREIBER, P.C. Port Washington, New York May 14, 2001